EXHIBIT 8.1

Louisiana | Mississippi | Texas | Florida | Alabama | North Carolina | London

May 16, 2013

Board of Directors

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of February 6, 2013 (the “Merger Agreement”) between First M&F Corporation, a Mississippi corporation (“First M&F”), and Renansant Corporation, a Mississippi corporation (“Renasant”), First M&F is to merge with and into Renasant with Renasant surviving (the “Merger”). All capitalized terms, unless otherwise specified herein, have the meaning assigned to them in the Merger Agreement.

We have acted as special counsel to Renasant in connection with the Merger. At your request, and in connection with the filing of the registration statement on Form S-4 with the U.S. Securities and Exchange Commission in connection with the Merger (the “Registration Statement“), we are providing our opinion regarding certain United States federal income tax consequences of the Merger.

For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Merger Agreement;

2. The Registration Statement and the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”); and

3. Such instruments and documents related to the formation, organization and operation of First M&F and Renasant and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that both Renasant and First M&F are treated as corporations within the meaning of subchapter C of the Code, (iii) that Renasant will continue to operate First M&F’s historic business line or use a significant portion of First M&F’s historic business assets in a business within the meaning of Treasury Regulations Section 1.368-1(d), (iv) that original documents (including signatures) are authentic, (v) that documents submitted to us as copies conform to the original documents, (vi) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (vii) the accuracy of the statements and representations contained in the Documents, (viii) that covenants and warranties set forth in the Documents will be complied with, and (ix) that the Merger will qualify as a statutory merger under the applicable federal laws of the United States of America and will be effective under applicable state law.

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In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinions would not be different. We undertake no responsibility to update or supplement this opinion. This opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the positions reflected in the foregoing opinions, or that our opinions will be upheld by the courts if challenged by the IRS. We express no opinion as to any state or local income tax consequences. Unless otherwise noted, Section references are to the Code as in effect at the date of this letter.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

(i) For federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

(ii) The exchange of First M&F common stock for Renasant common stock by the First M&F shareholders in the Merger will not result in a gain or loss for federal income tax purposes to the First M&F shareholders with respect to such exchange, except to the extent of any cash received by the First M&F shareholders.

The opinions contained herein are rendered only with respect to the specific matters discussed herein; in this letter we express no opinion with respect to any other legal, federal, state, local or foreign aspect of the Merger. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinions could be affected thereby.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the section captioned “United States Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PHELPS DUNBAR LLP

Jeffrey W. Koonce